Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ALLIANT TECHSYSTEMS INC.

Alliant Techsystems Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:  This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, originally filed with the Secretary of State of the State of Delaware on May 2, 1990 (the “Certificate of Incorporation”).

SECOND:  Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST:  The name of the Corporation is “Orbital ATK, Inc.”.

THIRD:  At a meeting of the Board of Directors of the Corporation (the “Board”) held on January 27, 2015, the Board duly adopted this Certificate of Amendment and declared this Certificate of Amendment advisable.

FOURTH:  In accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware (the “DGCL”), no meeting or vote of stockholders of the Corporation is required to adopt the Certificate of Amendment.

FIFTH:  This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH:  All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Scott D. Chaplin, its Senior Vice President, General Counsel and Secretary, on this 9th day of February, 2015.

ALLIANT TECHSYSTEMS INC.,

By
/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel and Secretary

[Alliant Techsystems Inc. Certificate of Amendment]